Exhibit 10.2

May 31, 2017

Sabrina Martucci Johnson

Dear Sabrina:

Daré Bioscience, Inc. (the “Company”) is pleased to confirm your employment on the following terms:

1.Position.  Your title is Chief Executive Officer, and you shall report to the Company’s Board of Directors.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part time) that would create a conflict of interest with the Company or any Company affiliate.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company.  Notwithstanding the above, the Company acknowledges that as of the date of this letter, you are Chief Financial Officer of the California Institute for Biomedical Research and may have responsibilities and obligations related thereto (the “Calibr Obligations”); provided, however, by signing this letter agreement, you confirm to the Company that the Calibr Obligations do not prohibit you from performing your duties to the Company and shall not create a conflict of interest.  In the event that a conflict of interest were to arise with respect to the Calibr Obligations, you further agree to notify the Company of such conflict as soon as practicable, but in no event later than two business days from your discovery of such a conflict.

2.Cash Compensation.  The Company will pay you a salary at the rate of $41,600 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Benefits.  You will be eligible to participate in all benefit programs, if any, that the Company may decide to establish in the future.

4.Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

5.Non-Solicitation; Exclusivity.  During your employment with the Company and for a one year period thereafter, you will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company (for purposes of this paragraph, the “Company” shall include the Company and any of its affiliates, including its parent and related corporations).  During your employment with the Company, you will not, either directly or indirectly, engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and will not directly or indirectly assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Sabrina Martucci Johnson

May 31, 2017

6.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on May 31, 2017.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on or before May 31, 2017.

If you have any questions, please call me at (858) 769-9145.

Very truly yours,

Daré Bioscience, Inc.

By:/s/ Roger Hawley

Roger Hawley, Chairman of the Board

Sabrina Martucci Johnson

May 31, 2017

I have read and accepted this employment offer:

/s/ Sabrina Martucci Johnson

Sabrina Martucci Johnson

1.Attachments

Exhibit A:Employee Proprietary Information and Inventions Agreement

Sabrina Martucci Johnson

May 31, 2017

EXHIBIT A

Employee Proprietary Information and Inventions Agreement